Exhibit 99.M

HARTFORD SERIES FUND, INC.

Amended and Restated

Distribution Plan

Class IB Shares

July 27, 2004

Article I.  The Plan

This Distribution Plan (the “Plan”) sets forth the terms and conditions on which Hartford Series Fund, Inc. (the “Company”) on behalf of the Funds listed on Attachment A (each a “Fund”) will, after the effective date hereof, pay certain amounts to Hartford Investment Financial Services, LLC (the “Distributor”) in connection with the provision by the Distributor, of certain services to the Fund and its Class IB shareholders, as set forth herein.  Certain of such payments by the Fund may, under Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”), be deemed to constitute the financing of distribution by the Fund of its Class IB shares.  This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.

Article II.  Distribution and Service Expenses

The Fund shall pay to the Distributor a fee in the amount specified in Article III hereof. Such fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class IB shares of the Fund, including, but not limited to:

(a)           compensation to and expenses, including overhead and telephone expenses, of employees of Distributor engaged in the distribution of the Class IB shares;

(b)           printing and mailing of prospectuses, statements of additional information, and reports for prospective purchasers including purchasers of variable annuity or variable life insurance contracts (“Variable Contracts”) investing indirectly in Class IB shares;

(c)           compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Class IB shares or Variable Contracts investing indirectly in Class IB shares;

(d)           expenses relating to the development, preparation, printing, and mailing of Fund advertisements, sales literature, and other promotional materials describing and/or relating to the Fund;

(e)           expenses of holding seminars and sales meetings designed to promote the distribution of the Class IB shares;

(f)            expenses of obtaining information and providing explanations to shareholders and Variable Contract owners regarding Fund investment objectives and policies and other information about the Fund, including performance;

(g)           expenses of training sales personnel regarding the Fund;

(h)           expenses of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Fund;

(i)            expenses of personal services and/or maintenance of Variable Contract accounts or shareholders accounts with respect to Class IB shares attributable to such accounts; and

(j)            expenses related to the payment of third party administrators in connection with recordkeeping services with respect to qualified retirement plan participant accounts.

Article III.  Maximum Expenditures

The expenditures to be made by the Fund pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by the Fund, and in no event shall such expenditures exceed 0.25% of the average daily net asset value of the Class IB shares of the Fund (determined in accordance with the Fund’s prospectus as from time to time in effect) on an annual basis to cover distribution expenses.  All such expenditures shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors shall determine.

Article IV.  Expenses Borne by the Fund

Notwithstanding any other provision of this Plan, the Fund may bear the respective expenses under any administrative services agreement, as from time to time in effect under the Fund’s current prospectus.  Except as otherwise contemplated by this Plan, the Fund shall not, directly or indirectly, engage in financing any activity which is primarily intended to or should reasonably result in the sale of shares of the Fund.

To the extent that any investment management and administration fees paid by the Fund might be considered as indirectly financing any activity which is primarily intended to result in the sale of the Fund’s shares, the payment by that Fund of such fees hereby is authorized under this Plan.

Article V.   Approval by Board of Directors, Shareholders

This Plan shall not take effect until: (a) it has been approved by the vote of the majority of the outstanding voting Class IB shares; and (b) it has been approved, together with any related agreements, by votes cast in person at a meeting called for the purpose of voting on this Plan and any such related agreements, of a majority of both (i) the Directors of the Fund and (ii) those directors who are not “interested persons” of the Fund and have no direct of indirect financial interest in the operation of this Plan or any agreements related to it (the “Independent Directors”).

Article VI.  Continuance

This Plan and any related agreement shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided for in Article V.

Article VII.  Information

The Distributor shall provide the Board of Directors and the Board of Directors, and, in particular, the Independent Directors, shall review, in the exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Class IB shares of the Fund by the Distributor under this Plan and the Principal Underwriting Agreement and the purposes for which such expenditures were made.

Article VIII.  Termination

This Plan may be terminated (a) at any time by vote of a majority of the Independent Directors, or a majority of the Fund’s outstanding voting Class IB shares, or (b) by the Distributor on 60 days’ notice in writing to the Fund.  If this Plan is terminated by one Fund it shall remain in full force and effect for any Fund that has not terminated the Plan.

Article IX.  Agreements

Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

(a)           That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the Fund’s then outstanding voting Class IB shares.

(b)           That such agreement shall terminate automatically in the event of its assignment.

Article X.  Amendments

This Plan may not be amended to increase materially the maximum amount of the fees payable by the Fund hereunder without the approval of a majority of the outstanding voting Class IB shares of the Fund.  No material amendment to the Plan shall, in any event, be effective unless it is approved by the Board of Directors in the same manner as is provided for in Article V.

Article XI.  Preservation of Documents

The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made to the Board for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

Article XII.  Selection of Directors

While this Plan is in effect, the selection and nomination of Directors who are not interested persons of the Fund shall be committed to the discretion of the Board of Directors who are not interested persons of the Fund.

Article XIII.  Defined Terms

As used in this Plan, the terms “majority of the outstanding voting Class IB shares” shall have the same meaning as the phrase “Majority of the outstanding voting securities” has in the Act, and the phrase “interested person” and “assignment” shall have the same meaning as that phrase has in the Act.

Revised:  January 1, 2013

ATTACHMENT A

American Funds Asset Allocation HLS Fund(2)

American Funds Blue Chip Income and Growth HLS Fund(2)

American Funds Bond HLS Fund(2)

American Funds Global Bond HLS Fund(2)

American Funds Global Growth and Income HLS Fund(2)

American Funds Global Growth HLS Fund(2)

American Funds Global Small Capitalization HLS Fund(2)

American Funds Growth HLS Fund(2)

American Funds Growth-Income HLS Fund(2)

American Funds International HLS Fund(2)

American Funds New World HLS Fund(2)

Hartford Balanced HLS Fund

(formerly Hartford Advisers HLS Fund)

Hartford Capital Appreciation HLS Fund

Hartford Disciplined Equity HLS Fund

(formerly Hartford Growth and Income HLS Fund)

Hartford Dividend and Growth HLS Fund

Hartford Global Growth HLS Fund

(formerly Hartford Global Leaders HLS Fund)

Hartford Global Research HLS Fund(1)

(formerly Hartford Global Equity HLS Fund)

Hartford Growth HLS Fund

Hartford Healthcare HLS Fund

(formerly Hartford Global Health HLS Fund)

Hartford High Yield HLS Fund

Hartford Index HLS Fund

Hartford International Opportunities HLS Fund

Hartford MidCap HLS Fund

Hartford MidCap Value HLS Fund

Hartford Money Market HLS Fund

Hartford Portfolio Diversifier HLS Fund(3)

Hartford Small Company HLS Fund

Hartford Stock HLS Fund

Hartford Total Return Bond HLS Fund

(formerly Hartford Bond HLS Fund)

Hartford Value HLS Fund

Dated: July 27, 2004

(1)   Attachment A revised effective January 31, 2008 to add Hartford Global Equity HLS Fund as a new portfolio (effective March 1, 2010 Hartford Global Equity HLS Fund was renamed Hartford Global Research HLS Fund)

(2)   Attachment A revised effective May 1, 2008 to add American Funds Asset Allocation HLS Fund, American Funds Blue Chip Income & Growth HLS Fund, American Funds Bond HLS Fund, American Funds Global Bond HLS Fund,  American Funds Global Growth & Income HLS Fund, American Funds Global Growth HLS Fund, American Funds Global Small Capitalization HLS Fund, American Funds Growth HLS Fund, American Funds Growth-Income HLS Fund, American Funds International HLS Fund, American Funds New World HLS Fund

(3)   Attachment A revised effective June 3, 2011 to add Hartford Portfolio Diversifier HLS Fund as a new series.